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                                  EXHIBIT 10.8

                               UNIVERSAL STUDIOS
                                   HOLLYWOOD
                                    CONTRACT
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                               UNIVERSAL STUDIOS
                                   HOLLYWOOD
                                    CONTRACT
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                        ASSIGNMENT AND CONSENT AGREEMENT

                 This Assignment and Consent Agreement ("Assignment") is entered into this 22nd day of September, 1995, by and between Universal City Studios, Inc., dba Universal Studios Hollywood ("Universal") and Panorama Productions, Inc., a Delaware corporation ("Assignee"), and is made in reference to that certain Development and Marketing Agreement ("Agreement") dated as of January 1, 1992, and executed by Universal and Panorama International Productions ("Assignor").

                 Whereas in consideration of the terms and premises contained hereinbelow, the value and sufficiency of which is hereby acknowledged, the parties agree as follows.

                    1. Assignor hereby desires to assign all of its rights, interest and title under the Agreement and to delegate all its duties, liabilities and obligations thereunder to Assignee.

                    2. Assignee hereby desires to assume the assignment and delegation of all of Assignor's rights, title, interest, duties and obligations under the Agreement.

                    3. Universal hereby consents to this Assignment, and agrees to accept Assignee under the Agreement as if Assignee were originally named therein, conditioned upon Assignee's agreement to assume, perform and discharge all terms, duties and obligations identified in the Agreement to be performed and discharged by Assignor.

                 This Assignment shall be effective as of the date fully executed by all parties.

"Assignor"                                         "Assignee"
PANORAMA INTERNATIONAL                             PANORAMA INTERNATIONAL
PRODUCTIONS                                        PRODUCTIONS, INC.

By: /s/Dion A. Recachina                           By: /s/David K. Haspel
    ----------------------                             ---------------------
Title:   President                                 Title:    President
       -------------------                                ------------------

"Owner"
UNIVERSAL CITY STUDIOS, INC.
dba UNIVERSAL STUDIOS HOLLYWOOD

By: /s/  Marcie Kay
    -------------------------
           Marcie Kay
    Vice President, Merchandise

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                      DEVELOPMENT AND MARKETING AGREEMENT

         THIS AGREEMENT is made as of this lst day of January, 1992, by and between UNIVERSAL CITY STUDIOS, INC., dba Universal Studios Hollywood ("Universal"), whose location is 100 Universal City Plaza, Universal City, California 91608, and PANORAMA INTERNATIONAL PRODUCTIONS ("Panorama"), whose location is 2621 Empire Avenue, Burbank, California 91510-9748, Attention: Mr. Dion A. Recachina.

         Universal hereby engages Panorama and Panorama accepts such engagement to produce a Videocassette ("Video") covering the history of Universal Studios Hollywood ("USH"), the entertainment and adventure of each show and ride, and a behind the scenes look at USH based on the terms and conditions as set forth herein. The Video will be for sale exclusively at USH souvenir shops. Accordingly, Universal and Panorama hereby agree as follows:

                                   ARTICLE 1

                               SCOPE OF SERVICES

           1.1 Universal hereby grants Panorama the right to produce a Video of approximately sixty (60) minutes in length. Panorama guarantees that the Video will be ready for sale by June, 1992.

           1.2 Panorama shall employ the services of Mr. John Forsythe to host and narrate the Video at no cost to Universal.

           1.3 All aspects of the production and post-production processes (i.e., script, rough cut, final cut, packaging, etc.) shall be subject to Universal's final written approval. Failure to respond within ten (10) days of receipt of request shall constitute approval. Notwithstanding Universal's right of approval, unless Universal offers to pay the clip license fees for each film and television clip it approves, Panorama shall be required to include in the final production only those film and television clips as Panorama shall approve.

           1.4 Panorama will make the Video available to Universal in the PAL format and in other languages (i.e., Japanese, German, Spanish, and other languages, as required) at no additional cost to Universal.

           1.5 Panorama will make custom video displays, monitors, and an abbreviated version of the Video for display on the monitors available to Universal at no additional cost.





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           1.6   Panorama shall sell the Video to Universal at a wholesale cost of Eight Dollars and Seventy-Five Cents ($8.75) each.

           1.7 Universal shall have the exclusive right to sell or otherwise distribute the Video at USH or elsewhere, including, without limitation, Universal Studios Florida and Universal Studios Distributing Company.

           1.8 The retail price of the Video shall be determined by Universal in its sole discretion.

           1.9 Universal may order additional Videos at any time, on an as needed basis, with no restrictions as to minimum orders.

          1.10   Universal shall provide the following for production of the
Video: (i) access to USH on mutually agreeable dates for Panorama's personnel and equipment; (ii) talent, personnel and others who perform or work at USH. Provided that Panorama films or tapes such personnel in performance of their normal duties, their services shall be at no charge to Panorama either now or in the future; (iii) film clips and television clips from Universal's feature films and television programs as reasonably requested by Panorama; (iv) rights and licenses to the aforesaid clips, including necessary music rights, shall be memorialized in separate agreements with MCA or any of its related licensing entities, pursuant to such entity's respective standard policies covering such clip use. Such grant of clips will be subject to MCA's (or its related entities') standard clip license agreement. All license fees with respect to the foregoing clips shall be the responsibility of Panorama; and (v) existing footage of USH.

          1.11 The Video shall be formatted so that footage of major new or replacement attractions at USH may be readily edited into the Video (i.e., any new or replacement attraction which is advertised by Universal). Panorama agrees to provide this service at no additional cost to Universal.

          1.12 Universal shall provide maximum exposure for the Video in all souvenir shops at USH, including display on equipment provided to Universal under Section 1.5. hereof, throughout the term of this Agreement.

                                   ARTICLE 2
                                PRODUCTION COSTS

         Except as otherwise provided in Section 1.3., Panorama shall be solely responsible for all production and post-production costs of the Video, including, without limitation, talent, clip license fees or other production costs that may





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arise.  Panorama shall be solely responsible for the development of packaging of the Video, subject to Universal's approval, which shall not be unreasonably withheld.

                                   ARTICLE 3
                                  TERMINATION

         The term of this Agreement shall be perpetual, unless terminated by Universal as hereinafter provided. If, for any calendar year, sales of Videos shall be less than one hundred (100) units, then within ninety (90) days after the close of such calendar year, Universal shall have the right, in its sole discretion, to terminate this Agreement upon written notice to Panorama. Notwithstanding the preceding sentence, Universal shall have no right to terminate this Agreement prior to January 1, 1998. In such event Universal will pay Panorama for any outstanding orders of Videos authorized hereunder prior to the date of termination.

                                   ARTICLE 4
                          REPRESENTATION AND WARRANTY

         Panorama represents and warrants that the ideas and materials to be delivered by Panorama hereunder shall be original, furnished under a valid license authorizing the use hereunder or in the public domain and will not infringe any rights of others, and that the Video may be sold, exhibited or distributed in any media, with the exception of free and pay television (other than closed-circuit exhibition on USH premises) and in any manner without incurring any liability to Panorama or any third parties.

                                   ARTICLE 5
                                INDEMNIFICATION

         Panorama hereby shall indemnify, defend and hold Universal, together with Universal's partners and/or joint venturers, the respective parent and affiliated companies of Universal and/or any such partner and/or joint venturer and any licensee or lessee of Universal's premises and all of the foregoing persons and/or entities' respective officers, directors, employees and agents, free and harmless from any and all claims, damages, liabilities, losses, costs and expenses (including attorneys' fees) for its negligent errors, omissions or acts arising out of or relating to this Agreement or Panorama's performance of its professional services on the Project. The aforementioned indemnification shall apply to all such claims, demands and causes of action except for those instances where Universal is solely at fault.





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                                   ARTICLE 6
                                   INSURANCE

           6.1 Panorama shall provide during the term of this Agreement the following insurance coverages on the forms and in the amounts not less than specified:

                   (a) Statutory Workers' Compensation and Employer's Liability Insurance with a limit of liability on the latter of not less than One Hundred Thousand Dollars ($100,000.00). Panorama shall cause its Workers Compensation carrier to waive insurers right of subrogation with respect to "Universal City Studios, Inc., MCA, Inc. and affiliated companies".

                   (b) Comprehensive or Commercial General Liability and/or Excess Umbrella Liability Insurance written on an occurrence basis with a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence. Said policy shall include coverage parts for Contractual Liability, Products/Completed Operations, Broad Form Property Damage, third party property damage and shall be primary, not contributing coverage.

                   (c) Business Automobile Liability Coverage and/or Excess Umbrella Liability Insurance for all owned, hired or non-owned vehicles utilized by Panorama on USH premises with a combined single limit of not less than One Million Dollars ($1,000,000.00).

                   (d) Producer's Errors and Omissions Insurance policy with a limit of liability of $1,000,000 each occurrence. Said coverage shall be primary and not contributing.

                   (e) An "All Risk" property policy covering Panorama's property, including but not limited to camera equipment and miscellaneous equipment, whether owned, leased or rented by Panorama. Said policy shall evidence a Waiver of Subrogation against "Universal City Studios, Inc., MCA, Inc. and affiliated companies".

           6.2 Panorama shall cause its General and Automobile Liability Insurance carrier(s) to add "Universal City Studios, Inc., MCA, Inc. and affiliated companies" as additional insureds. All coverages must be primary and non-contributing with any insurance maintained by Universal.

           6.3 Panorama shall deliver to Universal, upon execution of this Agreement, satisfactory evidence of such insurance coverage on a standard ACORD form (or copies of policies, if required). All required insurance shall be placed with A.M. Best rated carriers satisfactory to the Universal and shall





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provide thirty (30) days written notice of cancellation, non-renewal or coverage reductions. All insurance furnished by Panorama or its subcontractors hereunder shall be in full force and effect during Panorama's performance of this Agreement. If Panorama fails to deliver said insurance certificates, Universal's failure to request delivery shall in no way be construed as a waiver of Panorama's obligation to provide the insurance coverage specified in this Article. Such evidence should be sent to the attention of Universal's Contract Administrator at the address set forth in the preamble above.

           6.4 The stipulated limits of coverage in paragraph, 7.1" above shall not be construed as a limitation of any potential liability Panorama may have to Universal under the provisions of this Agreement or otherwise.

                                   ARTICLE 7
                             OWNERSHIP OF MATERIALS

         All materials furnished by Panorama hereunder shall be the property of Universal; however, upon termination of this Agreement, neither Universal nor Panorama shall make any use of any part of said materials without the express written consent of the other. Universal hereby agrees to indemnify, defend and hold Panorama harmless from any liability, losses, costs and expenses arising out of or relating to the use of elements contributed to the Video by Universal

                                   ARTICLE 8
                           COPYRIGHTS AND TRADEMARKS

           8.1 Universal shall own all rights in the Project and in all of the results and proceeds of Panorama's services with respect thereto.
Universal shall have the right to obtain in its name copyright and renewals of copyright and other protection of the Project and all elements thereof. Panorama hereby sells, assigns and transfers unto Universal all rights of every kind and nature including copyright in and to the materials to be furnished by Panorama hereunder. At all times during its engagement by Universal and after the termination of said engagement for any reason, Panorama shall assist Universal to obtain and maintain for Universal-*s benefit copyrights in the material and Panorama shall execute such further instruments as Universal may reasonable require as evidence of ownership of such rights.

           8.2 All materials released by Panorama will bear Universal's appropriate trademark and copyright notices. Panorama shall cooperate with Universal in taking all





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requested actions to protect Universal's copyrights as well as its other rights in trademarks and service marks.

                                   ARTICLE 9
                                CONFIDENTIALITY

         The Project and all matters relating thereto, including any discussions between Universal and Panorama shall be treated as confidential by Panorama. Without prior written approval of Universal, except in the ordinary course of solicitation of business by Panorama, Panorama shall not discuss the Project or their relationship thereto with any branch of the media or with any third .party nor shall Panorama furnish any written materials, photographs or videotape relating to the Project to any such media entity or third party.

                                   ARTICLE 10
                             DISCLOSURE OBLIGATION

         Notwithstanding and in addition to anything else set forth herein, Panorama shall notify Universal in writing prior to entering into each and every agreement between Panorama and any Competitor of Universal ("Competitor" is herein defined to include any company in the leisure time or guest attraction industries) of Panorama's imminent plans to enter therein. This information is vital to Universal's preservation and protection of proprietary information and other information which could give an undue advantage to Universal's Competitors. Nothing in this Article shall be construed as requiring Panorama to obtain the approval of Universal prior to Panorama entering into any such agreement.

                                   ARTICLE 11
                             INDEPENDENT CONTRACTOR

         It is understood and agreed that Panorama is acting as an independent contractor in performance of Panorama's obligations hereunder. Nothing herein contained shall be construed as creating the relationship of joint venturers, principal and agent or employer and employee between Universal and Panorama.

                                   ARTICLE 12
                                FAIR EMPLOYMENT

         Neither Panorama nor its subcontractors shall discriminate against any employee or applicant for employment





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because of race, religion, color, sex, age, physical handicap or national origin, except where sex or absence of physical handicap is a bona fide occupational qualification, and that Panorama shall execute and cause each of its subcontractors to execute any such certificates and covenants not to discriminate, as may be required by any governmental authority. Panorama shall, in all solicitation or advertisements for employees placed by them or on their behalf, state that all qualified applicants will receive consideration for employment without regard to their race, religion, color, sex or national origin.

                                   ARTICLE 13
                                LABOR RELATIONS

         Panorama shall conduct its operations and its relations with all of its employees and all of the employees of subcontractors so as not to interfere with, or cause labor or union friction with, any persons working on the Project, bringing materials to the Project, in any way connected with the Project, or with any labor unions or personnel working at Universal's studios in Universal City. Notwithstanding the generality of the foregoing, Panorama shall immediately take any action in the event of any jurisdictional labor dispute or jurisdictional strike as instructed by Universal. In the event that Panorama shall become involved in a labor dispute which causes injury or inconvenience to Universal (in Universal's sole discretion), Universal shall have the right to terminate this Agreement. All personnel used in connection with the Project shall be experienced and competent.

                                   ARTICLE 14
                                    NOTICES

         All notices or matters which Panorama is required or may desire to give Universal hereunder shall be in writing and sent by registered or certified mail, addressed to the attention of Universal's Vice President, Merchandise, at the address set forth above in the preamble to this Agreement. Notices or matters that Universal is required, or may desire to give Panorama hereunder, shall be in writing and sent by mail or facsimiled addressed to Panorama at the address set forth above in the preamble to this Agreement or such other location as agreed to in writing by Universal and Panorama, or facsimiled, with a copy similarly transmitted to Leslie S. Klinger, Esq., 2029 Century Park East, Suite 2600, Los Angeles, California 90067. All notices shall be deemed delivered five (5) days after the date mailed or the date facsimiled.





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                                   ARTICLE 15
                                   ASSIGNMENT

         Universal may assign this Agreement to any party. In such event, Universal shall be released from its remaining obligations thereunder if the assignee expressly assumes such remaining obligations and has the financial capability to perform. Panorama shall not assign this Agreement.

                                   ARTICLE 16
                               LEGAL PROCEEDINGS

         Any legal proceeding of any nature brought by either party hereto against the other party to enforce any right or obligation under the Agreement, or arising out of any matter pertaining to this Agreement or the services to be rendered hereunder, shall be submitted for trial before any court of competent jurisdiction in the State of California. The parties hereto consent and submit to the jurisdiction of any such court and agree to accept service of process outside the State of California in any matter to be submitted to any such court pursuant hereto.

                                   ARTICLE 17
                                ENTIRE AGREEMENT

         This Agreement shall be construed in accordance with the laws of the State of California. No provision hereof may be waived or modified except by a writing signed by both parties. This Agreement represents the entire understanding of the parties and supersedes all prior written or oral agreements between them with respect to the subject matter.





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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed the day and year first above written.


UNIVERSAL CITY STUDIOS, INC.               PANORAMA INTERNATIONAL
dba Universal Studios Hollywood            PRODUCTIONS
("Universal")                              ("Panorama")


By: /s/John Poorman                        By: /s/ Dion A. Recachina
    ---------------------------                ----------------------
         John Poorman                          (Authorized Signature)
         Vice President
         Merchandise                       Title:    President
                                                  -------------------

Date:   1-27-92                            Date:  January 24, 1992
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